CONSENT OF INDEPENDENT AUDITORS'

Board of Directors
Digitran Systems, Incorporated.
Paradise, Utah


    We hereby consent to the use of our audit report dated July 26, 2002 in this Form 10KSB of Digitran Systems, Inc. for the year ended April 30,2002, which is part of this Form 10-KSB and all references to our firm included in this Form 10-KSB.

/S/HJ & Associates

HJ & Associates
Salt Lake City, Utah
July 26, 2002